Filed Pursuant to Rule 433

Registration No. 333-180289

June 4, 2014

FREE WRITING PROSPECTUS

(To Prospectus dated March 22, 2012,

Prospectus Supplement dated March 22, 2012,

and ETF Underlying Supplement dated March 22, 2012)

Structured Investments	HSBC USA Inc. $ Market Plus Notes Linked to an Equally Weighted Basket Consisting of Three Exchange-Traded Funds due December 11, 2015 (the “Notes”)

General

•	Terms used in this free writing prospectus are described or defined herein and in the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. The Notes will have the terms described herein and in the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. The Notes do not guarantee any return of principal, and you may lose up to 100% of your initial investment. The Notes will not bear interest.
•	This free writing prospectus relates to a single note offering. The purchaser of a Note will acquire a security linked to the Reference Asset described below.
•	Although the offering relates to a Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any Basket Component (as defined below) or as to the suitability of an investment in the Notes.
•	Senior unsecured debt obligations of HSBC USA Inc. maturing December 11, 2015.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	If the terms of the Notes set forth below are inconsistent with those described in the accompanying ETF Underlying Supplement, prospectus supplement and prospectus, the terms set forth below will supersede.
•	Any payment on the Notes is subject to the Issuer’s credit risk.

Key Terms

Issuer:	HSBC USA Inc.
Reference Asset:	The Notes are linked to an equally weighted basket (the “Basket”) consisting of the Energy Select Sector SPDR® Fund (“XLE”), the Financial Select Sector SPDR® Fund (“XLF”) and the Technology Select Sector SPDR® Fund (“XLK”) (each such exchange-traded fund, a “Basket Component” and together, the “Basket Components”).
Component Weightings:	With respect to each Basket Component, approximately 33.3333%.
Knock-Out Event:	A Knock-Out Event occurs if on any scheduled trading day during the Observation Period, the Basket Closing Level has decreased, as compared to the Basket Starting Level, by a percentage that exceeds the Knock-Out Buffer Amount.
Knock-Out Buffer Amount:	16%
Contingent Minimum Return:	0%
Principal Amount:	$1,000 per Note
Trade Date:	June 6, 2014
Pricing Date:	June 6, 2014
Original Issue Date:	June 11, 2014
Final Valuation Date:	December 8, 2015, subject to adjustment as described in the accompanying ETF Underlying Supplement.
Observation Period:	The period beginning on and excluding the Pricing Date and ending on the Final Valuation Date.
Maturity Date:	3 business days after the Final Valuation Date and is expected to be December 11, 2015. The Maturity Date is subject to adjustment as described under “Additional Note Terms — Market Disruption Events” in the accompanying ETF Underlying Supplement.
Payment at Maturity:	If a Knock-Out Event has occurred, you will receive a cash payment on the Maturity Date that will reflect the performance of the Reference Asset. Under these circumstances, your Payment at Maturity per $1,000 Principal Amount will be calculated as follows:
$1,000 + ($1,000 × Basket Return)
If a Knock-Out Event has occurred and the Basket Ending Level is less than the Basket Starting Level, you will lose some or all of your investment. This means that if the Basket Return is -100%, you will lose your entire investment.
If a Knock-Out Event has not occurred, you will receive a cash payment on the Maturity Date that will reflect the performance of the Reference Asset, subject to the Contingent Minimum Return. If a Knock-Out Event has not occurred, your Payment at Maturity per $1,000 Principal Amount will equal $1,000 plus the product of (a) $1,000 multiplied by (b) the greater of (i) the Basket Return and (ii) the Contingent Minimum Return. For additional clarification, please see “What is the Total Return on the Notes at Maturity Assuming a Range of Performances for the Reference Asset?” herein.
Basket Return:	The quotient, expressed as a percentage, calculated as follows:
Basket Ending Level – Basket Starting Level
Basket Starting Level
Basket Starting Level:	Set equal to 100 on the Pricing Date.
Basket Ending Level:	The Basket Closing Level, as determined on the Final Valuation Date.
Basket Closing Level:	The Basket Closing Level will be calculated as follows:
100 × [1 + (the sum of the Basket Component return multiplied by the respective component weighting, for each Basket Component)]
Each of the Basket Component returns set forth in the formula above refers to the return for the relevant Basket Component, which reflects the performance of the relevant Basket Component, expressed as the percentage change from the Initial Price of that Basket Component to the Final Price of that Basket Component, calculated as follows:
Final Price – Initial Price
Initial Price
Initial Price:	The Official Closing Price of the respective Basket Component as determined by the Calculation Agent on the Pricing Date.
Final Price:	The Official Closing Price of the respective Basket Component as determined by the Calculation Agent on the Final Valuation Date.
Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Selected Risk Considerations—The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”
Calculation Agent:	HSBC USA Inc. or one of its affiliates
CUSIP/ISIN:	40433BEF1/US40433BEF13
Form of the Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

Investment in the Notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 5 of this document and “Risk Factors” beginning on page S-2 of the ETF Underlying Supplement and page S-3 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission has approved or disapproved of the Notes or determined that this free writing prospectus, or the accompanying ETF Underlying Supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC Securities (USA) Inc. or another of our affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates will be used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Notes from us for distribution to the placement agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates are purchasing the Notes for resale. JPMorgan Chase Bank N.A. may purchase the Notes on behalf of certain fiduciary accounts. J.P. Morgan Securities LLC, certain of its registered broker-dealer affiliates and JPMorgan Chase Bank N.A. will not receive fees from us for sales to fiduciary accounts.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $960 and $990 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” above and “Selected Risk Considerations” beginning on page 5 of this document for additional information.

	Price to Public(1)	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000.00	$12.50	$987.50
Total	$	$	$

(1) Certain fiduciary accounts purchasing the Notes will pay a purchase price of $987.50 per Note, and the placement agents with respect to sales made to such accounts will forgo any fees.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

JPMorgan

Placement Agent

June [●], 2014

Additional Terms Specific to the Notes

This free writing prospectus relates to a single note offering linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security linked to the Reference Asset. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the Note offering relates only to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any Basket Component or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the ETF Underlying Supplement dated March 22, 2012. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying ETF Underlying Supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 5 of this free writing prospectus and “Risk Factors” beginning on page S-2 of the accompanying ETF Underlying Supplement and page S-3 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and the ETF Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1 866 811 8049.

You may also obtain:

•	The ETF Underlying Supplement at:

http://www.sec.gov/Archives/edgar/data/83246/000114420412016689/v306692_424b2.htm

•	The prospectus supplement at:
http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

•	The prospectus at:
http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. The Trade Date, the Pricing Date and the other terms of the Notes are subject to change, and will be set forth in the final pricing supplement relating to the Notes. In the event of any material changes to the terms of the Notes, we will notify you.

Summary

The four charts below provide a summary of the Notes, including Note characteristics and risk considerations as well as an illustrative diagram and table reflecting hypothetical returns at maturity.   These charts should be reviewed together with the disclosure regarding the Notes contained in this free writing prospectus as well as in the accompanying ETF Underlying Supplement, prospectus and prospectus supplement.

The following charts illustrate the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The hypothetical total returns set forth below reflect the Basket Starting Level of 100, the Knock-Out Buffer Amount of 16%, and the Contingent Minimum Return of 0%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Selected Purchase Considerations

•	APPRECIATION POTENTIAL — The Notes provide the opportunity to participate in the appreciation of the Reference Asset at maturity. If a Knock-Out Event has not occurred, in addition to the Principal Amount, you will receive at maturity at least the Contingent Minimum Return of 0% on the Notes, or a minimum Payment at Maturity of $1,000 for every $1,000 Principal Amount. If a Knock-Out Event has not occurred and the Basket Ending Level is greater than the Basket Starting Level, in addition to the Principal Amount, you will receive at maturity a return on the Notes equal to the Basket Return. Because the Notes are our senior unsecured debt obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•	THE CONTINGENT MINIMUM RETURN APPLIES ONLY IF A KNOCK-OUT EVENT HAS NOT OCCURRED — If a Knock-Out Event has not occurred, you will receive at least the Principal Amount at maturity, even if the Basket Ending Level is below the Basket Starting Level. If a Knock-Out Event has occurred and the Basket Ending Level is less than the Basket Starting Level, you will lose 1% of your Principal Amount for every 1% that the Basket Ending Level is less than the Basket Starting Level. If a Knock-Out Event has occurred and the Basket Return is -100%, you will lose your entire investment.

•	TAX TREATMENT — There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, the Notes should be treated as pre-paid executory contracts with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Notes as pre-paid executory contracts with respect to the Reference Asset. Pursuant to this approach and subject to the discussion below regarding “constructive ownership transactions”, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we generally intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the XLE, XLF and XLK (the “Underlying Shares”) included in the Reference Asset). Under the “constructive ownership” rules, if an investment in the Notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a Note will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder determined as if the U.S. holder had acquired the Underlying Shares on the original issue date of the Note at fair market value and sold them at fair market value on the Maturity Date (if the Note was held until the Maturity Date) or on the date of sale or exchange of the Note (if the Note was sold or exchanged prior to the Maturity Date) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Note (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Note).

Although the matter is not clear, there exists a risk that an investment in the Notes linked to the Reference Asset will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a Note linked to the Reference Asset will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each Note linked to the Reference Asset will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a Note and attributable to the relevant Underlying Shares over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the relevant Underlying Shares at fair market value on the original issue date of such Note for an amount equal to the relevant portion of the “issue price” of the Note and, upon the date of sale, exchange or maturity of the Note, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the Note). Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether any of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, is or becomes a PFIC or a USRPHC.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after June 30, 2014. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on July 1, 2014. Additionally, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2016. However, the U.S. Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the Notes.

For a further discussion of the U.S. federal income tax consequences related to the Notes, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any of the Basket Components. These risks are explained in more detail in the “Risk Factors” sections of the accompanying ETF Underlying Supplement and prospectus supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Reference Asset and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Basket Return is positive or negative. If the Basket Closing Level is ever below the Basket Starting Level by a percentage that is more than the Knock-Out Buffer Amount of 16% during the Observation Period, a Knock-Out Event has occurred, and the benefit provided by the Knock-Out Buffer Amount will terminate. Under these circumstances, you will lose 1% of the Principal Amount for each 1% that the Basket Ending Level is less than the Basket Starting Level. IF A KNOCK-OUT EVENT OCCURS, YOU MAY LOSE UP TO 100% OF YOUR INVESTMENT.

•	THE NOTES ARE SUBJECT TO THE CREDIT RISK OF HSBC USA INC. — The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

•	CHANGES IN THE VALUES OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER — Movements in the prices of the Basket Components may not correlate with each other. At a time when the price of one or more of the Basket Components increases, the price of the other Basket Components may not increase as much or may even decline. Therefore, in calculating the Basket Closing Level and the Basket Return, increases in the price of one or more of the Basket Components may be moderated, or more than offset, by lesser increases or declines in the price of the other Basket Components.

•	SUITABILITY OF THE NOTES FOR INVESTMENT — You should only reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the information set out in this free writing prospectus. Neither HSBC nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	YOUR ABILITY TO RECEIVE THE CONTINGENT MINIMUM RETURN MAY TERMINATE AT ANY TIME DURING THE TERM OF THE NOTES — If the Basket Closing Level is ever below the Basket Starting Level by a percentage that is greater than the Knock-Out Buffer Amount during the Observation Period, you will be fully exposed to any decline in the Reference Asset and will not be entitled to receive the Contingent Minimum Return on the Notes. Under these circumstances, if the Basket Ending Level is less than the Basket Starting Level, you will lose 1% of the Principal Amount of your investment for every 1% decrease in the Basket Ending Level as compared to the Basket Starting Level. You will be subject to this potential loss of principal even if the level of the Reference Asset subsequently increases such that the Basket Closing Level is less than the Basket Starting Level by not more than the Knock-Out Buffer Amount of 16%, or is equal to or greater than the Basket Starting Level. As a result, you may lose some or all of your investment. Your return on the Notes may not reflect the return you would receive on a conventional fixed or floating rate debt instrument with a comparable term to maturity issued by HSBC or any other issuer with a similar credit rating.

•	THE ESTIMATED INITIAL VALUE OF THE NOTES, WHICH WILL BE DETERMINED BY US ON THE PRICING DATE, WILL BE LESS THAN THE PRICE TO PUBLIC AND MAY DIFFER FROM THE MARKET VALUE OF THE NOTES IN THE SECONDARY MARKET, IF ANY — The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

•	THE PRICE OF YOUR NOTES IN THE SECONDARY MARKET, IF ANY, IMMEDIATELY AFTER THE PRICING DATE WILL BE LESS THAN THE PRICE TO PUBLIC — The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

•	IF HSBC SECURITIES (USA) INC. WERE TO REPURCHASE YOUR NOTES IMMEDIATELY AFTER THE ORIGINAL ISSUE DATE, THE PRICE YOU RECEIVE MAY BE HIGHER THAN THE ESTIMATED INITIAL VALUE OF THE NOTES — Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately six months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

•	There is limited anti-dilution protection — The calculation agent will adjust the Final Price, for certain events affecting the shares of a Basket Component, such as stock splits and corporate actions which may affect the price of a Basket Component. The calculation agent is not required to make an adjustment for every corporate action which affects the shares of a Basket Component. If an event occurs that does not require the calculation agent to adjust the price of the shares of a Basket Component, the market price of the Notes and the Payment at Maturity may be materially and adversely affected. See “Additional Notes Terms—Antidilution and Reorganization Adjustments” on page S-54 of the accompanying ETF Underlying Supplement.

•	The Value of Shares of A BASKET COMPONENT may not Completely Track the Value of ITS Underlying index — Although the trading characteristics and valuations of shares of a Basket Component will usually mirror the characteristics and valuations of its underlying index, the value of the shares of a Basket Component may not completely track the level of its underlying index. A Basket Component may reflect transaction costs and fees that are not included in the calculation of its underlying index. Additionally, because a Basket Component may not actually hold all of the stocks comprising its underlying index but invests in a representative sample of securities which have a similar investment profile as the stocks comprising the underlying index, a Basket Component may not fully replicate the performance of its underlying index.

•	Management Risk — The Basket Components not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the Basket Components, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of the underlying index by investing in a portfolio of securities that generally replicate the relevant underlying index. Therefore, unless a specific security is removed from its underlying index, a Basket Component generally would not sell a security because the security’s issuer was in financial trouble. In addition, the Basket Components subject to the risk that the investment strategy of the investment adviser may not produce the intended results. Your investment is linked to the Basket Components, which are index funds. Any information relating to an underlying index is only relevant to understanding the index that the relevant Basket Component seeks to replicate.

•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Basket Components would have.

•	POTENTIALLY INCONSISTENT RESEARCH, OPINIONS OR RECOMMENDATIONS BY HSBC AND JPMORGAN — HSBC, JPMorgan, or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes and which may be revised at any time. Any such research, opinions or recommendations could affect the level of the Reference Asset, and therefore, the market value of the Notes.

•	THE NOTES LACK LIQUIDITY — The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market. However, it is not required to do so and may cease making such offers at any time if at all. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.

•	POTENTIAL CONFLICTS — HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging its obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of HSBC are potentially adverse to your interests as an investor in the Notes. HSBC and the Calculation Agent are under no obligation to consider your interests as a holder of the Notes in taking any corporate actions or other actions that might affect the level of the Reference Asset and the value of the Notes.

•	The Notes are Not Insured OR GUARANTEED by any Governmental Agency of the United States or any Other Jurisdiction — The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

•	HISTORICAL PERFORMANCE OF THE REFERENCE ASSET SHOULD NOT BE TAKEN AS AN INDICATION OF ITS FUTURE PERFORMANCE DURING THE TERM OF THE NOTES — It is impossible to predict whether the level of the Reference Asset will rise or fall. The Reference Asset will be influenced by complex and interrelated political, economic, financial and other factors.

•	MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Reference Asset in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the Notes. These events may include disruptions or suspensions of trading in the markets as a whole. If the Calculation Agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Notes or prevents the Calculation Agent from determining the Basket Return or Payment at Maturity in the ordinary manner, the Calculation Agent will determine the Basket Return or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your Notes.

•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Components;

•	the time to maturity of the Notes;

•	whether a Knock-Out Event has occurred;

•	the dividend rate on the equity securities held by the Basket Components;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events that affect the Basket Components or the stock markets generally; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performances for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The hypothetical total returns set forth below reflect the Knock-Out Buffer Amount of 16%, the Contingent Minimum Return of 0% and the Basket Starting Level of 100. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Basket Ending Level	Hypothetical Basket Return	Hypothetical Total Return
		Knock-Out Event Has Not Occurred(1)	Knock-Out Event Has Occurred(2)
200.00	100.00%	100.00%	100.00%
180.00	80.00%	80.00%	80.00%
170.00	70.00%	70.00%	70.00%
150.00	50.00%	50.00%	50.00%
140.00	40.00%	40.00%	40.00%
130.00	30.00%	30.00%	30.00%
120.00	20.00%	20.00%	20.00%
110.00	10.00%	10.00%	10.00%
105.00	5.00%	5.00%	5.00%
100.00	0.00%	0.00%	0.00%
95.00	-5.00%	0.00%	-5.00%
90.00	-10.00%	0.00%	-10.00%
85.00	-15.00%	0.00%	-15.00%
84.00	-16.00%	0.00%	-16.00%
80.00	-20.00%	N/A	-20.00%
70.00	-30.00%	N/A	-30.00%
60.00	-40.00%	N/A	-40.00%
50.00	-50.00%	N/A	-50.00%
40.00	-60.00%	N/A	-60.00%
20.00	-80.00%	N/A	-80.00%
0.00	-100.00%	N/A	-100.00%
(1)	The Basket Closing Level has not declined, as compared to the Basket Starting Level, by a percentage that is more than 16%.
(2)	The Basket Closing Level has declined, as compared to the Basket Starting Level, by a percentage that is more than 16%.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how certain of the total returns set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred, and the level of the Reference Asset decreases from the Basket Starting Level of 100.00 to a hypothetical Basket Ending Level of 90.00. Because a Knock-Out Event has not occurred and the Basket Return of -10.00% is less than the Contingent Minimum Return of 0.00%, the investor benefits from the Contingent Minimum Return and receives a Payment at Maturity of $1,000.00 per $1,000 Principal Amount.

Example 2: A Knock-Out Event has not occurred, and the level of the Reference Asset increases from the Basket Starting Level of 100.00 to a hypothetical Basket Ending Level of 110.00. Because a Knock-Out Event has not occurred and the Basket Return of 10.00% is greater than the Contingent Minimum Return of 0.00%, the investor receives a Payment at Maturity of $1,100.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × 10.00%) = $1,100.00

Example 3: A Knock-Out Event has occurred, and the level of the Reference Asset decreases from the Basket Starting Level of 100.00 to a hypothetical Basket Ending Level of 60.00. Because a Knock-Out Event has occurred and the Basket Return is -40.00%, the investor is exposed to the negative performance of the Reference Asset and receives a Payment at Maturity of $600.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × -40.00%) = $600.00

Information Relating to the Basket Components

General

This free writing prospectus is not an offer to sell and it is not an offer to buy interests in any Basket Component. All disclosures contained in this free writing prospectus regarding the Basket Components are derived from publicly available information. Neither HSBC nor any of its affiliates has made any independent investigation as to the information about the Basket Components that is contained in this free writing prospectus. You should make your own investigation into each Basket Component.

Energy Select Sector SPDR® Fund

The Energy Select Sector SPDR® Fund trades on the NYSE Arca under the ticker symbol “XLE.”

The XLE seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the Energy Select Sector Index. The Energy Select Sector Index measures the performance of the energy sector of the U.S. equity market. The Energy Select Sector Index includes companies in the following sub-sectors: oil, gas and consumable fuels; and energy equipment and services.

For more information about the XLE, see “The Energy Select SPDR® Fund” on page S-47 of the accompanying ETF Underlying Supplement.

Historical Performance of the XLE

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the XLE for each quarter in the period from January 1, 2008 through June 2, 2014. We obtained the data in these tables from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. All historical prices are denominated in U.S. dollars and rounded to the nearest penny. Historical prices of the Reference Asset should not be taken as an indication of its future performance.

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	$80.74	$62.97	$73.80
June 30, 2008	$91.42	$73.35	$88.36
September 30, 2008	$90.15	$59.13	$63.77
December 31, 2008	$63.43	$38.85	$47.84
March 31, 2009	$53.18	$37.40	$42.46
June 30, 2009	$54.82	$41.48	$48.07
September 30, 2009	$56.28	$43.66	$53.92
December 31, 2009	$60.56	$51.34	$57.01
March 31, 2010	$60.87	$52.68	$57.52
June 30, 2010	$62.29	$49.58	$49.68
September 30, 2010	$56.75	$48.56	$56.06
December 31, 2010	$68.49	$55.68	$68.25
March 31, 2011	$80.96	$67.50	$79.81
June 30, 2011	$80.89	$70.45	$75.35
September 30, 2011	$79.97	$57.96	$58.59
December 30, 2011	$73.19	$54.26	$69.13
March 30, 2012	$76.49	$68.75	$71.73
June 29, 2012	$72.99	$61.11	$66.37
September 28, 2012	$77.35	$64.64	$73.48
December 31, 2012	$75.19	$67.78	$71.44
March 31, 2013	$80.13	$72.00	$79.32
June 28, 2013	$83.95	$73.53	$78.36
September 30, 2013	$85.74	$78.35	$82.88
December 31, 2013	$88.53	$81.33	$88.51
March 31, 2014	$89.59	$81.78	$89.06
June 2, 2014*	$95.59	$88.24	$95.19

* This free writing prospectus includes information for the second calendar quarter of 2014 for the period from April 1, 2014 through June 2, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the performance of the XLE from June 2, 2009 through June 2, 2014, based on information from the Bloomberg Professional® service. The Official Closing Price of the XLE on June 2, 2014 was $95.19. Past performance of the XLE is not indicative of the future performance of the XLE.

Historical Performance of the Basket Component

Financial Select Sector SPDR® Fund

The Financial Select Sector SPDR® Fund trades on the NYSE Arca under the ticker symbol “XLF.”

The XLF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the financial services sector, as represented by the Financial Select Sector Index. The Financial Select Sector Index measures the performance of the financial services sector of the U.S. equity market. The Financial Select Sector Index includes companies in the following sub-sectors: diversified financial services; insurance; commercial banks; capital markets; real estate investment trusts (“REITs”); consumer finance; thrifts & mortgage finance; and real estate management & development.

For more information about the XLF, see “The Financial Select SPDR® Fund” on page S-42 of the accompanying ETF Underlying Supplement.

Historical Performance of the XLF

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the XLF for each quarter in the period from January 1, 2008 through June 2, 2014. We obtained the data in these tables from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. All historical prices are denominated in U.S. dollars and rounded to the nearest penny. Historical prices of the Reference Asset should not be taken as an indication of its future performance.

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	$29.93	$22.29	$24.85
June 30, 2008	$28.16	$20.06	$20.20
September 30, 2008	$24.29	$16.78	$19.96
December 31, 2008	$20.65	$8.68	$12.62
March 31, 2009	$12.82	$5.88	$8.81
June 30, 2009	$13.08	$8.54	$11.97
September 30, 2009	$15.43	$10.83	$14.94
December 31, 2009	$15.76	$13.79	$14.39
March 31, 2010	$16.32	$13.51	$15.97
June 30, 2010	$17.12	$13.70	$13.81
September 30, 2010	$15.09	$13.30	$14.35
December 31, 2010	$16.06	$14.25	$15.95
March 31, 2011	$17.20	$15.80	$16.41
June 30, 2011	$16.75	$14.62	$15.33
September 30, 2011	$15.79	$11.35	$11.83
December 30, 2011	$14.17	$10.96	$13.00
March 30, 2012	$16.01	$13.12	$15.78

June 29, 2012	$15.98	$13.30	$14.62
September 28, 2012	$16.44	$14.09	$15.60
December 31, 2012	$16.70	$15.07	$16.40
March 31, 2013	$18.47	$16.75	$18.19
June 28, 2013	$20.34	$17.76	$19.49
September 30, 2013	$20.93	$19.34	$19.92
December 31, 2013	$21.86	$19.49	$21.86
March 31, 2014	$22.64	$20.51	$22.34
June 2, 2014*	$22.55	$21.20	$22.35

* This free writing prospectus includes information for the second calendar quarter of 2014 for the period from April 1, 2014 through June 2, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the performance of the XLF from June 2, 2009 through June 2, 2014, based on information from the Bloomberg Professional® service. The Official Closing Price of the XLF on June 2, 2014 was $22.35. Past performance of the XLF is not indicative of the future performance of the XLF.

Historical Performance of the Basket Component

Technology Select Sector SPDR® Fund

We have derived all information regarding the Technology Select Sector SPDR® Fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by the Select Sector SPDR® Trust and SSgA Funds Management, Inc. (“SSFM”).  We have not undertaken any independent review or due diligence of publicly available information regarding the Technology Select Sector SPDR® Fund.  The Technology Select Sector SPDR® Fund is an investment portfolio managed by SSFM, the investment adviser to the Technology Select Sector SPDR® Fund.

The Technology Select Sector SPDR® Fund trades on the NYSE Arca under the ticker symbol “XLK.”

The XLK seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P Technology Select Sector Index. The S&P Technology Select Sector Index measures the performance of the technology sector of the U.S. equity market. The XLK is composed of companies whose primary line of business is directly associated with the technology sector.

The S&P Technology Select Sector Index includes companies from the following industries: computers & peripherals; software; diversified telecommunication services; communications equipment; semiconductors & semiconductor equipment; internet software & services; IT services; electronic equipment, instruments & components; wireless telecommunication services; and office electronics. The S&P Technology Select Sector Index is one of nine Select Sector Indexes developed and maintained in accordance with the following criteria: (1) each of the component securities in the Index is a constituent company of the S&P 500® Index; (2) each stock in the S&P 500® Index is allocated to one and only one of the Select Sector Indexes; and (3) the index is calculated by the index provider using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of such Select Sector Index. Under certain conditions, however, the weighting of a component stock within the Select Sector Index may be adjusted to conform to Internal Revenue Code requirements. As of December 31, 2013, the Index was composed of 71 stocks.

For more information about the XLK, please refer to “The Financial Select SPDR® Fund” and “The Financial Select Sector Index” on pages S-42 and S-43 of the accompanying ETF Underlying Supplement. For these purposes, references to the Financial Select SPDR® Fund shall be deemed references to the Technology Select Sector SPDR® Fund and references to the Financial Select Sector Index shall be deemed references to the S&P Technology Select Sector Index.

Historical Performance of the XLK

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the XLF for each quarter in the period from January 1, 2008 through June 2, 2014. We obtained the data in these tables from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. All historical prices are denominated in U.S. dollars and rounded to the nearest penny. Historical prices of the Reference Asset should not be taken as an indication of its future performance.

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	$26.71	$19.87	$22.50
June 30, 2008	$25.69	$22.31	$22.88
September 30, 2008	$23.82	$18.96	$19.80
December 31, 2008	$19.77	$12.94	$15.41
March 31, 2009	$16.44	$13.08	$15.62
June 30, 2009	$18.63	$15.40	$18.17
September 30, 2009	$21.24	$17.16	$20.87
December 31, 2009	$23.18	$20.09	$22.87
March 31, 2010	$23.37	$20.72	$23.09
June 30, 2010	$24.15	$20.34	$20.40
September 30, 2010	$23.37	$20.02	$23.02
December 31, 2010	$25.34	$22.69	$25.18
March 31, 2011	$27.09	$24.52	$26.07
June 30, 2011	$26.89	$24.34	$25.70
September 30, 2011	$26.87	$22.47	$23.57
December 30, 2011	$26.55	$22.61	$25.45
March 30, 2012	$30.54	$25.67	$30.15
June 29, 2012	$30.61	$27.05	$28.75
September 28, 2012	$31.74	$27.67	$30.83
December 31, 2012	$31.22	$27.21	$28.95
March 31, 2013	$30.47	$29.11	$30.27
June 28, 2013	$32.31	$29.11	$30.59
September 30, 2013	$32.91	$30.63	$32.03
December 31, 2013	$35.76	$31.39	$35.74
March 31, 2014	$36.75	$33.93	$36.35
June 2, 2014*	$37.91	$35.14	$37.76

* This free writing prospectus includes information for the second calendar quarter of 2014 for the period from April 1, 2014 through June 2, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the performance of the XLK from June 2, 2009 through June 2, 2014, based on information from the Bloomberg Professional® service. The Official Closing Price of the XLK on June 2, 2014 was $37.76. Past performance of the XLK is not indicative of the future performance of the XLK.

Historical Performance of the Basket Component

Additional Terms of the Notes

Business Day

A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

Payment When Offices or Settlement Systems Are Closed

If any payment is due on the Notes on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated Payment at Maturity due and payable in the same general manner as described in “Key Terms” in this free writing prospectus. In that case, the business day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Basket Return (including the Basket Ending Level). The accelerated Maturity Date will be the third business day following the postponed accelerated Final Valuation Date.

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates, acting as placement agent, at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Notes. The placement agents for the Notes will receive a fee that will not exceed $12.50 per $1,000 Principal Amount. Certain fiduciary accounts purchasing the Notes will pay a purchase price of $987.50 per Note, and the placement agents with respect to sales made to such accounts will forgo any fees.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes. However, it is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

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